Exhibit 99.3

Fisher Communications, Inc. 100 4th Avenue North, Suite 510 Seattle, WA 98109 Tel: (206) 404-7000 Fax: (206) 404-6037 www.fsci.com
December 16, 2008
Dear Fellow Shareholders,
As 2008 draws to a close, I want to take this opportunity to update you on Fisher’s financial and operational performance. Obviously, much has transpired since our annual shareholder meeting in April, including the acceleration of the economic slowdown, the unprecedented turmoil in the global financial markets, and the need for government intervention in the banking and possibly the automotive industries. Given these tumultuous events, I believe it is important for you to have a clear understanding of what your management team is doing to navigate the Company through these difficult economic conditions to position Fisher well, so we will emerge from the current cycle an even stronger competitor.
As you know, the financial, housing, automotive and credit crises have affected the entire U.S. broadcast industry, as advertising budgets have contracted in the face of lower consumer spending and the fear that is prevalent in markets we serve. As a consequence, small cap broadcast stocks are retaining a median of approximately 6% of their 52-week high. In comparison, Fisher has retained 53%, according to the latest Goldman Sachs report.
I continue to believe that much of the recent stock trend is being driven by investor uncertainty about the economy and financial markets as a whole, and not by the long-term fundamentals of companies like Fisher. For example, many institutional investors are being forced to sell positions they may otherwise wish to hold long-term in order to accommodate redemption requests from their own investors, which has put further downward pressure on share prices.
While we are clearly disappointed in the recent performance of Fisher stock, we do not believe the current stock price accurately reflects the value of the assets we own and operate, the strength of our balance sheet, and the momentum and growth we are seeing in our stations and Internet business.
Notwithstanding the near-term economic challenges, your management team and Board of Directors continue to work diligently to transform Fisher into a high-performing regional leader in the broadcasting industry. Over the past three years, we have taken a number of significant steps that have delivered immediate value to our shareholders, as well as prepared the Company to take full advantage of the long-term growth opportunities that we believe will be available once the economic recovery begins. These efforts include:
•	Returning value to shareholders — Earlier this year, Fisher paid a special dividend of $3.50 per share, which returned capital to our shareholders under a program that had minimal transaction costs for the Company. We will continue to examine and look for strategic opportunities to return value to our shareholders and are committed to doing so in a way that is in the best interests of the Company and our shareholders.

•	Increasing our market share — Despite the impact of reduced advertiser spending, Fisher’s overall station revenue has consistently gained share. Last year we gained 50 basis points and are currently working to continue such growth in the remainder of 2008 and in 2009. There are only two ways to grow share and that is by growing ratings or taking revenue from our competitors, which is exactly what we are doing, including significant gains in both Bakersfield and Seattle.

•	Improving content — The key to winning precious advertising dollars is to provide the quality content that attracts an audience demographic that is valuable to our customers. I am pleased to report that in six of the seven television markets currently served by Fisher stations, we rank first or second in early evening news and rank first or second from sign-on to sign-off.

•	Diversifying demographic reach — Our strategy to invest in Spanish-language stations continues to deliver positive results. During the first three quarters of the year, our Spanish-language stations generated revenue growth of 34.4% and broadcast cash flow growth of 85.6%. We believe these strong growth trends will continue into the future.

•	Identifying new lines of revenue — Our Internet business is one of the fastest areas of growth for the Company. In the most recent quarter, our online business saw revenue growth of more than 20% and experienced an increase in overall visitors.

•	Integrating high-margin acquisitions — We have successfully integrated the acquisitions of KBAK-TV and KBFX-TV in Bakersfield, creating an effective duopoly structure that has reduced newsroom costs and improved station margins. For the first three quarters of 2008, broadcast cash flow margins at our Bakersfield stations improved 500 basis points from the previous year.
Since we cannot predict when the economic recovery will begin, we have been very cautious on our cost structure during this time. We have taken a number of aggressive steps to reduce our costs, while ensuring that the competitive positions and journalistic quality of our operating companies remain intact. This year, we have centralized duplicative corporate and administrative programs, reduced our workforce by 10%, as well as instituted a wage freeze, suspended the 401(k) match program and reduced discretionary spending. In addition, no 2008 cash bonuses will be paid to the executive management team nor will general salary increases be given across the Company in 2009. In fact, to help Fisher navigate through these challenging times and to demonstrate that accountability and actions matter, I have decided to take a voluntary 10% reduction in my base salary for 2009, and have been joined in my offer by Rob Dunlop, our Senior Vice President of Operations. Many of our station leaders and other selected key employees have followed my lead by volunteering to take a 5% reduction in their base salaries for 2009. And in keeping with the task of resetting expenses to align with the country’s current economic environment, the Company will continue to pursue additional cost-saving measures.
Many of these measures are difficult on our dedicated workforce, but I can assure you that our employees are working hard to create value for you — the shareholders of the Company. They understand the challenges we face and are committed to Fisher’s long-term success.
The next year holds many opportunities for the Company. We enter 2009 with a strong balance sheet and cash on hand. On the operational side, we hold strong positions in each of our television markets and will be aggressively looking to extend our leadership position. In addition, we expect to negotiate retransmission agreements that will generate revenue from cable and satellite companies. 2009 will also be the first time in many years that our radio business will operate without the Seattle Mariners programming agreement and the significant costs associated it.
In 2009, we celebrate the 100th anniversary of Fisher. From our origins as a flour milling company through our transition into the broadcasting company we are today, Fisher has a history of not only persevering, but also adapting to the ever-changing world in which we operate. The next 12 to 18 months will be challenging for almost every sector, including the broadcast industry.
I have every confidence that we have the right strategy and management team in place to be successful and deliver the strongest returns for our shareholders over the long-term. I firmly believe we are well-positioned and making the necessary changes to emerge as an even stronger company.
Thank you for continued support of Fisher and I look forward to updating you on our progress in the future. Best wishes for the holidays and a Happy New Year.
Sincerely,

Colleen B. Brown
President and Chief Executive Officer